Exhibit 10.1
LOCAL PROGRAMMING AND MARKETING AGREEMENT
     THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (this “Agreement”) is made as of April 3, 2009 among KMVN, LLC and KMVN License, LLC (collectively, “Licensee”) and Grupo Radio Centro LA, LLC (“Programmer”), and solely for the purpose of guaranteeing the obligations of Programmer, Grupo Radio Centro S.A.B. de C.V. (“Guarantor”).
Recitals
     A. Licensee owns and operates radio station KMVN(FM), Los Angeles, California (FCC Facility ID #59987), FM booster station KMVN-FM1, Santa Clarita, California (FCC Facility ID #170041), and associated Part 74 broadcast auxiliary stations (collectively, the “Station”). The Station transmits its signal in both analog and digital modes pursuant to licenses issued by the Federal Communications Commission (the “FCC”).
     B. Licensee desires to obtain programming for the Station, and Programmer desires to provide programming for broadcast on the Station on the terms set forth in this Agreement.
     C. Licensee and Programmer are parties to a Put and Call Agreement of even date herewith (the “Put and Call Agreement”) with respect to the Station. Capitalized terms not otherwise defined herein have the meanings set out in the Put and Call Agreement.
Agreement
     NOW, THEREFORE, taking the foregoing recitals into account, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Term.
          (a) The term of this Agreement (the “Term”) will begin at 12:01 a.m. on April 15, 2009 (the “LMA Effective Date”) and will continue until the date seven (7) years thereafter, unless earlier terminated in accordance with the terms of this Agreement or extended by the Put and Call Agreement or mutual agreement of the parties. If the Call Period under the Put and Call Agreement is tolled under Section 1.3 thereof, then the Term of this Agreement shall be extended to be coterminous with the Put and Call Agreement.
          (b) If the Station is off the air prior to the LMA Effective Date, then Licensee shall use commercially reasonable efforts to return the Station to the air as promptly as practicable in the ordinary course of business, i.e. Licensee shall restore the Station’s facilities as quickly as it would restore the facilities of any other station licensed to Licensee, its parent or their affiliated companies. Notwithstanding anything herein to the contrary, if the Station is off the air on April 15, 2009, then the LMA Effective Date shall be postponed until the date five (5) business days after the Station returns to the air.

     2. Programming. During the Term, Programmer shall purchase from Licensee the analog and digital airtime of the Station for the price and on the terms specified below, and shall transmit to Licensee programming that it produces or owns (the “Programs”) for broadcast on the Station twenty-four (24) hours per day, seven (7) days per week, excluding the period from 6:00 a.m. to 8:00 a.m. each Sunday morning (any such programming provided by Licensee, being the “Licensee Programming”). Programmer will supply the Programs, at its own cost to the Station’s origination facilities.
     3. Broadcasting. Subject to the provisions of Section 6 below, during the Term, Licensee shall make available to Programmer the entire analog and digital programming capacity of the Station for the broadcast of Programs; provided however that Licensee may continue its subcarrier agreement with VNTD Radio, Inc. (and commencing the third year of the Term, all revenue Licensee receives from such subcarrier agreement shall be paid over to Programmer or credited against amounts payable to Licensee by Programmer hereunder, with Licensee retaining all such revenue during the first two years of the Term). To the extent not assumed by Programmer and as reasonably necessary to perform this Agreement, during the Term, Licensee shall provide Programmer with the benefits of any Station Contracts (as that term is defined in the Put and Call Agreement) and Programmer shall perform the obligations of Licensee thereunder.
     4. Advertising. During the Term, Programmer will be exclusively responsible for the sale of advertising on the Station and for the collection of accounts receivable arising therefrom, and Programmer shall be entitled to all such collections. All contracts for advertising on the Station which may be entered into by Programmer shall terminate upon termination of this Agreement (other than a termination at Closing under the Put and Call Agreement).
     5. Payments. For the broadcast of the Programs and the other benefits made available to Programmer pursuant to this Agreement, during the Term, Programmer shall pay Licensee as set forth on Schedule A attached hereto.
     6. Control.
          (a) Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, power and control over the operation of the Station and over all persons working at the Station during the Term. Without limiting the generality of the foregoing, Licensee will: (1) employ a manager for the Station, who will report to Licensee and will direct the day-to-day operations of the Station, and who shall have no employment, consulting, or other relationship with Programmer, (2) employ a second employee for the Station, who will report and be solely accountable to the manager, and (3) retain control over the policies, programming and operations of the Station.
          (b) Nothing contained herein shall prevent Licensee from (i) rejecting or refusing programs which Licensee in good faith believes to be contrary to the public interest, or (ii) substituting programs which Licensee in good faith believes to be of greater local or national importance or which are designed to address the problems, needs and interests of the local communities. Without limiting the preceding sentence, Licensee reserves the right to (i) refuse to broadcast any Program containing matter which violates any right of any third party or which does not meet the requirements of the rules, regulations, and policies of the FCC, (ii) preempt any Program in the event of a local, state, or national emergency, or (iii) delete any commercial announcements that do not comply with the requirements of the FCC’s sponsorship identification policy.
          (c) Programmer shall cooperate with Licensee to ensure that EAS transmissions are properly performed in accordance with Licensee’s instructions. Programmer will immediately serve Licensee with notice and a copy of any letters of complaint it receives concerning any Program for Licensee review and inclusion in the Station’s public inspection file.
     7. Programs.
          (a) Programmer shall ensure that the contents of the Programs conform to all FCC rules, regulations and policies. Programmer shall consult with Licensee in the selection of the Programs to ensure that the Programs’ content contains matters responsive to issues of public concern in the local communities, as those issues are made known to Programmer by Licensee. On or before January 5, April 5, July 5 and October 5 of every year during the Term, Programmer shall provide to Licensee a list of significant community issues addressed in the Programs during the preceding quarter and the specific Programs that addressed such issues.
          (b) Within fifteen (15) days of the LMA Effective Date, Programmer shall obtain from all of its employees and contractors involved in producing or airing programming on the Station (“Programming Personnel”) affidavits affirming their understanding of Section 507 of the Communications Act, 47 USC § 508, and their agreement to comply. Similar affidavits shall be obtained from all subsequently-hired Programming Personnel within fifteen (15) days after their commencement of employment. All Programming Personnel shall execute similar affidavits annually following their commencement of employment. All affidavits shall be promptly provided to Licensee at any time or from time to time upon request.
          (c) Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC. During the Term, Programmer shall cooperate with Licensee as Licensee complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political broadcasting provisions of the FCC rules, the Communications Act of 1934, as amended, and federal election laws. Programmer shall release advertising availabilities to Licensee during the Term as necessary to permit Licensee to comply with the political broadcast rules of the FCC; provided, however, that revenues received by Licensee as a result of any such release of advertising time shall be remitted to Programmer within seven (7) days.

          (d) During the Term, subject to Section 5, Licensee and Programmer will maintain music licenses with respect to the Station and the Programs, as appropriate.
     8. Operations.
          (a) During the Term, Programmer will be responsible for (i) the salaries, taxes, insurance and other costs for all personnel used in the production of the Programs supplied to Licensee, (ii) the costs of delivering the Programs to Licensee and (iii) management of all of its personnel, including employment and labor relations.
          (b) During the Term and subject to Section 5, Licensee shall:
               (i) operate the Station in accordance with the rules and regulations of the FCC and the FCC Licenses in all material respects and file all ownership reports, employment reports, applications, responses, and other documents required to be filed during such period;
               (ii) maintain in full force and effect the FCC Licenses, except for changes to the Part 74 broadcast auxiliary stations included therein in the ordinary course of business;
               (iii) comply in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Station and Licensee’s employees thereof;
               (iv) timely renew the lease for the Station’s main transmitter site on Mount Wilson on the terms and conditions set out therein; and
               (v) enforce Licensee’s rights under the Real Property Leases as reasonably necessary to protect and preserve the use of the Leased Real Property for the Station’s business.
          (c) Subject to Section 5, Licensee shall be responsible for timely paying all of the operating expenses of the Station that are required by FCC rules, regulations and policies to the extent required by such rules, regulations and policies, including: (i) all lease payments for the Station’s transmitter sites, whether in use or not, and all taxes and other costs incident thereto, including insurance costs, (ii) all utility costs (telephone, electricity, etc.) relating to the transmitter sites, (iii) all maintenance and repair costs for the transmitting equipment, (iv) all costs, including utilities, taxes, insurance and maintenance, relating to the lease of the building housing the main studio, (v) all maintenance and repair costs for the Station’s studio equipment and any equipment used to link the Station’s studios and transmitting facilities, (vi) the salaries, taxes, insurance and related costs for Licensee’s Station personnel and (vii) all regulatory or filing fees.

          (d) Subject to Section 5, Licensee shall maintain all of the Station’s equipment and facilities, including the studios, origination equipment, studio transmitter links, transmitter building, antennas, transmitters and transmission lines in normal operating condition consistent with the general practice of Licensee, Licensee’s parent and their affiliated companies at the broadcast stations they control, and Licensee shall continue to contract with local utility companies for the delivery of electrical power to the Station’s studios and transmitting facilities at all times in order to operate the Station in the ordinary course of business. Subject to Section 5, Licensee shall undertake such repairs as are necessary to restore the full-time operation of the Station with its full authorized facilities (i.e., within licensed parameters) following the occurrence of any loss or damage preventing such operation. Subject to Section 5, such restoration of Station operation shall be made consistent with the repair and restoration practice of Licensee and Licensee’s Affiliates at the broadcast stations they control following the occurrence of any loss or damage preventing such operation. Licensee shall promptly satisfy and discharge all liens encumbering the Station Assets, except for Permitted Liens, as defined in the Put and Call Agreement.
     9. Format and Call Sign. During the Term, Licensee will retain all rights to the call letters of the Station or any other call letters which may be assigned by the FCC for use by the Station, and will ensure that proper station identification announcements are made with such call letters in accordance with FCC rules and regulations; provided, that subject to Licensee’s consent, which shall not be unreasonably delayed, conditioned or withheld, (i) at the reasonable request of Programmer, Licensee shall file a request with the FCC for a change in the Station’s call sign and (ii) Programmer shall be entitled to change the format of the Station upon at least ten (10) days prior notice to Licensee. Programmer shall include in the Programs an announcement at the beginning of each hour of such Programs to identify such call letters, as well as any other announcements required by the rules and regulations of the FCC.
     10. Employees.
          (a) Licensee has provided Programmer a list showing employee positions and annualized pay rates for employees of the Station who are available to Programmer to hire. Programmer may, at Programmer’s sole discretion, offer employment to any of such employees, such employment to become effective as of the LMA Effective Date, on such terms and conditions as may be acceptable to any such employee. With respect to each employee who accepts an offer of employment from Programmer (collectively, the “Transferred Employees”), on the LMA Effective Date employment with Licensee shall terminate and employment with Programmer shall commence. Programmer shall provide Licensee with a list of the Transferred Employees reasonably prior to the LMA Effective Date.
          (b) With respect to Transferred Employees, Licensee shall be responsible for all compensation, benefits and other liabilities arising prior to the LMA Effective Date, and Programmer shall be responsible for all compensation, benefits and other liabilities arising after the LMA Effective Date.

          (c) Licensee acknowledges and agrees that Programmer shall not acquire any rights or interests of Licensee in, or assume or have any obligations or liabilities of Licensee under, any benefit plans maintained by, or for the benefit of any employee of Licensee, including obligations, if any, for severance or vacation accrued but not taken.
          (d) Licensee acknowledges and agrees that Programmer may, at any reasonable time, but subject to the specific prior approval of Licensee, prior to the LMA Effective Date interview and discuss employment terms and issues with the employees of the Station who are on the list described in Section 10(a) hereof, so long as such interviews and discussions do not disrupt the business and operation of the Station.
          (e) Nothing herein express or implied or intended shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of Licensee in respect of continued employment (or resumed employment) with Licensee or with Programmer or in respect of any other matter.
     11. Assumed Contracts.
          (a) On the LMA Effective Date, pursuant to an assignment and assumption agreement in the form of Exhibit A attached hereto, Licensee shall assign to Programmer, and Programmer shall assume and undertake to pay, discharge, perform or satisfy the liabilities, obligations and commitments of Licensee arising during, or attributable to, any period of time on or after the LMA Effective Date under the contracts set forth on Schedule B hereto (the “Assumed Contracts”) (collectively, the “LMA Assumed Obligations”). Except for the LMA Assumed Obligations and except as otherwise provided in this Agreement, Programmer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement to have assumed or to have agreed to discharge or perform any other liabilities, obligations or commitments of Licensee.
          (b) Licensee, with the cooperation of Programmer, shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment to Programmer of any Assumed Contract (which shall not require any payment to any such third party), but no such consents are conditions to LMA commencement. To the extent that any Assumed Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to the LMA Effective Date, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Assumed Contract; provided, however, with respect to each such Assumed Contract, Licensee and Programmer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Programmer shall receive the benefits under the Assumed Contract from and after the LMA Effective Date, and to the extent of the benefits received, Programmer shall pay and perform Licensee’s obligations arising under the Assumed Contract from and after the LMA Effective Date in accordance with its terms.

          (c) All prepaid and deferred income and expenses relating to the Assumed Contracts and arising from the operation of the Station shall be prorated between Programmer and Licensee in accordance with accounting principles generally accepted in the United States (“GAAP”) as of the LMA Effective Date. Such prorations shall include without limitation music and other license fees, utility expenses, rent and other amounts under Assumed Contracts and similar prepaid and deferred items. Licensee shall receive a credit for all of the Station’s deposits and prepaid expenses relating to the Assumed Contracts. Sales commissions related to the sale of advertisements by Licensee broadcast on the Station prior to the LMA Effective Date shall be the responsibility of Licensee, and sales commissions related to the sale of advertisements by Programmer broadcast on the Station after the LMA Effective Date shall be the responsibility of Programmer.
     12. Facilities and Shared Services.
          (a) During the Term, subject to any necessary landlord consent, Licensee shall provide Programmer access to and the use of the designated space at Licensee’s studio and offices for the Station as shown on Schedule C attached hereto (for purposes of conducting Programmer’s business with respect to the Station pursuant to this Agreement and for no other purpose), as well as reasonable access to the Station’s transmission facilities upon prior notice to and with a representative of Licensee. Programmer may only use such designated space and may use no other space at Licensee’s studio facilities. When on Licensee’s premises, Programmer shall not (i) act contrary to the terms of the lease for the premises or any applicable law, rule or regulation, (ii) permit to exist any lien, claim or encumbrance on the premises, or (iii) interfere with the business and operation of Licensee’s stations or Licensee’s use of such premises. This Section is subject and subordinate to Licensee’s lease for such studio and office facilities and does not constitute a grant of any real property interest, and if such lease expires or is terminated for any reason, then Licensee shall give Programmer prompt notice of such termination within two (2) business days of Licensee’s obtaining knowledge thereof, and Programmer’s right to use the facilities under this Agreement shall end with the termination of the lease.
          (b) In addition, during the Term, subject to Section 5, Licensee shall provide Programmer certain services (for purposes of conducting Programmer’s business with respect to the Station pursuant to this Agreement and for no other purpose), as described on Schedule D attached hereto.
     13. Representations and Warranties of Licensee.
     Licensee makes the following representations and warranties to Programmer as of the date of this Agreement:
          (a) Each of KMVN, LLC and KMVN License, LLC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which any of the Station Assets are located (if such qualification is required). Each of KMVN, LLC and KMVN License, LLC has the requisite limited liability company power and authority to execute, deliver and perform this Agreement.
          (b) The execution, delivery and performance of this Agreement by each of KMVN, LLC and KMVN License, LLC have been duly authorized and approved by all necessary limited liability company action of Licensee, including any required proceedings of its members and managers, and do not require any further authorization or consent of KMVN, LLC or KMVN License, LLC. This Agreement is a legal, valid and binding agreement of Licensee enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) Except for consents to assign certain of the Assumed Contracts as set forth on Schedule B attached hereto, the execution, delivery and performance by each of KMVN, LLC and KMVN License, LLC of this Agreement does not (i) conflict with any of KMVN, LLC’s or KMVN License, LLC’s certificate of formation, limited liability company operating agreement or other organizational documents; (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under or permit the termination of, or cause or permit acceleration under any material contract or instrument or any debt or obligation to which either of KMVN, LLC or KMVN License, LLC is a party or to or by which either of KMVN, LLC or KMVN License, LLC or any of the Station Assets is subject or bound, or result in the loss or adverse modification of any of the FCC Licenses; (iii) result in the creation or imposition of any lien upon any of the Station Assets (except Permitted Liens); (iv) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which any of KMVN, LLC or KMVN License, LLC or any of the Station Assets is subject or bound or (v) require that any consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by Licensee in connection with the execution, delivery and performance of this Agreement other than the filing required by 47 CFR § 73.3613 or filings in respect of immaterial permits and licenses. Without limiting the generality of the foregoing, the transactions contemplated by this Agreement do not breach, violate or conflict with any provision of that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 2, 2006 by and among Emmis Operating Company, Emmis Communications Corporation, the financial institutions identified therein from time to time as lenders, Bank of America, N.A., as administrative agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and SunTrust Bank, as co-documentation agents, and Banc of America Securities LLC and Deutsche Bank Securities Inc. as joint lead arrangers and joint book managers, as amended by that certain First Amendment and Consent to Amended and Restated Revolving Credit and Term Loan Agreement, dated March 3, 2009 (the “Credit Agreement”). As of the date hereof, neither Licensee nor any of its Affiliates is in material default under the Credit Agreement.
          (d) Licensee holds all of the FCC Licenses, all of which are identified in Schedule 2.1(a) of the Put and Call Agreement (“Schedule 2.1(a)”). The FCC Licenses are validly existing authorizations for the operation of the facilities described therein under the Communications Act. The FCC Licenses identified in Schedule 2.1(a) constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations and policies of the FCC in connection with the operation of the Station, as currently operated. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired without the timely filing of a license renewal application. No action or failure to act on the part of Licensee, its Affiliates, or any of their members, managers, officers, directors, employees or agents could reasonably result in revocation, non-renewal or material adverse modification of any of the FCC Licenses. Except as disclosed on Schedule 2.1(a), there are no conditions imposed by the FCC as part of any of the FCC Licenses that are neither set forth on the face thereof as issued by the FCC nor contained in the rules and regulations of the FCC applicable generally to stations of the type, nature, class or location of the Station. All FCC regulatory fees of the Station that have become due have been paid, and, to the extent required by the rules, regulations and policies of the FCC, any broadcast towers from which the Station operates that are owned by Licensee or its Affiliates have been duly registered with the FCC. Except as disclosed in Schedule 2.1(a), there is not pending, or to Licensee’s Knowledge, threatened, (a) any action by or before the FCC or any other governmental body to revoke, refuse to renew, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability) or (b) any action which may result in the denial of any pending application, the issuance of a cease and desist order, or the imposition of any administrative sanction with respect to the Station or its operation. Except as disclosed in Schedule 2.1(a), to Licensee’s Knowledge, there is not pending any investigation or complaint by or before the FCC with respect to the Station, and there is not now pending, issued or outstanding by or before the FCC any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station or against Licensee or any of their partners, members, officers, directors, shareholders or Affiliates with respect to the Station. Except as disclosed in Schedule 2.1(a), the Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC. Except as disclosed in Schedule 2.1(a), Licensee and its Affiliates have timely filed all material reports, forms and statements required to be filed with the FCC with respect to the Station. As used herein, the phrase “to Licensee’s Knowledge” refers to the actual knowledge of the CEO of Emmis Communications Corporation, after due inquiry of the Station’s general manager and chief engineer.
          (e) Licensee and its Affiliates have, in respect of the Station and its business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and have paid in full all taxes, interest and penalties which have become due pursuant to such returns or pursuant to any assessments which have become payable. Licensee and its Affiliates have made all deposits required by law with respect to employees of the Station and other withholding taxes.
          (f) To Licensee’s Knowledge, there are no proceedings (condemnation or otherwise) pending or threatened, with respect to the Leased Real Property, that would materially impair Licensee’s full use thereof. Licensee has sufficient access to the Station’s facilities located on the Leased Real Property for the current use and enjoyment thereof for the Station as currently operated and consistent with the past use and enjoyment thereof. All Leased Real Property (including the improvements thereon) is available for immediate use in the conduct of the business of the Station.
          (g) The Real Property Leases constitute valid, binding and enforceable obligations of Licensee and are in full force and effect and neither Licensee nor any of its Affiliates nor, to Licensee’s Knowledge, any other party thereto, is in material default under such Real Property Leases (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Subject to the terms and conditions of the Real Property Leases, as of the date hereof Licensee enjoys peaceful and quiet possession of the Leased Real Property.
          (h) Schedule 2.1(d) of the Put and Call Agreement (“Schedule 2.1(d)”) is a true and correct list of the Station Contracts included in the Station Assets as of the date hereof. To Licensee’s Knowledge, true and correct copies of all Station Contracts required to be listed in Schedule 2.1(d) (to the extent in writing or if not in writing, an accurate summary thereof) have been made available to Programmer prior to the date of this Agreement. Except as noted in Schedule 2.1(d), all of the Station Contracts (other than those which have been fully performed) are in full force and effect and are binding on Licensee and, to Licensee’s Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Licensee and its Affiliates have performed their obligations under each of the Station Contracts in all material respects, and are not in material default thereunder, and to Licensee’s Knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. No event has occurred which, after notice or lapse of time, or both, would constitute a default by Licensee or any of its Affiliates under any Station Contract or result in a right to accelerate or loss of rights thereunder. Neither Licensee nor any of its Affiliates is a party to any agreement, contract, or commitment outside the ordinary course of business which obligates it to provide advertising time on the Station on or after the LMA Effective Date.
          (i) Except as set forth on Schedule 3.12 of the Put and Call Agreement, Licensee and its Affiliates have complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the Station, the employees thereof, the Station Assets and the Station’s operations.
          (j) Except as set forth on Schedule 3.13 of the Put and Call Agreement, there is no action, suit or proceeding or arbitration pending or, to Licensee’s Knowledge, threatened, or to Licensee’s Knowledge any investigation pending or threatened, against Licensee in respect of the operation of the Station or any assets, properties, business or employees of the Station or the transactions contemplated by this Agreement that will subject Programmer to liability or which will affect Licensee’s ability to perform its obligations under this Agreement. There is not outstanding any order, writ, injunction, award or decree of any court or arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which the Station or Licensee or any Affiliate of Licensee in connection with the operation of the Station, is subject or otherwise applicable to the Station or the Station Assets or any employee of the Station, nor is Licensee or any of its Affiliates in default with respect to any such order, writ, injunction, award or decree.
          (k) Licensee is not in material default under the Studio Lease (defined below).
          (l) Licensee is Solvent.
     14. Representations and Warranties of Programmer.
     Programmer makes the following representations and warranties to Licensee as of the date of this Agreement:
          (a) Programmer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is (or if not required until the LMA Effective Date, as of such date will be) qualified to do business in each jurisdiction in which the Station Assets are located. Programmer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary action of Programmer, including any required proceedings of its shareholders, officers and directors, and do not require any further authorization or consent of Programmer. This Agreement is a legal, valid and binding agreement of Programmer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) The execution, delivery and performance by Programmer of this Agreement does not (i) conflict with any of Programmer’s certificate or articles of formation, operating agreement, bylaws or other organizational documents; (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under or permit the termination of, or cause or permit acceleration under any material contract or instrument or any debt or obligation to which Programmer is a party or to or by which Programmer is subject or bound; (iii) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Programmer is subject or bound or (iv) require that any consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority is required to be obtained or made by Programmer in connection with the execution, delivery and performance of this Agreement other than in respect of immaterial permits and licenses.
          (d) Programmer is qualified under applicable laws, including without limitation FCC rules and regulations, to enter into and perform this Agreement.
          (e) Programmer is Solvent.
          (f) There is no action, suit or proceeding or arbitration pending or, to Programmer’s knowledge threatened against Programmer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Programmer to perform its obligations hereunder.
     15. Termination. This Agreement shall terminate as follows:
          (a) automatically upon Closing under the Put and Call Agreement;
          (b) by written notice of Licensee to Programmer or Programmer to Licensee in the event of any expiration or termination of the Put and Call Agreement prior to closing thereunder;
          (c) by written notice of Licensee to Programmer if Programmer fails to pay when due any payment required under this Agreement and such failure is not cured within five (5) business days after the date Licensee delivers written notice to Programmer of such failure, provided, however, that (1) the payment under Section 1 of Schedule A to this Agreement is due within three (3) business days of the date of this Agreement with no cure period, (2) if a failure to make a payment when due under Section 2 of Schedule A to this Agreement occurs more than one time in any calendar year then there shall be no cure period for any additional Programmer default under such section during such calendar year, and (3) if a failure to make any other payment when due under this Agreement occurs more than two times in any calendar year then there shall be no cure period for any additional Programmer default for such other payments under this Agreement during such calendar year;
          (d) by written notice of Licensee to Programmer if Programmer fails to observe or perform any of its other obligations contained in this Agreement in any material respect or breaches any representation or warranty made by it under this Agreement in any material respect and such failure or breach is not cured within ten (10) business days after written notice of Licensee to Programmer, provided, that if the failure or breach is susceptible of cure but not within such time period and if Programmer has undertaken and is continuing diligent efforts to cure and an additional delay does not materially adversely affect Licensee, then, in that event, the cure period shall be extended at Programmer’s request for up to thirty (30) additional calendar days as long as Programmer continues to diligently pursue such cure during that additional 30-day period; and

          (e) by written notice of Programmer to Licensee if Licensee fails to observe or perform any of its other obligations contained in this Agreement in any material respect or breaches any representation or warranty made by it under this Agreement in any material respect and such failure or breach is not cured within ten (10) business days after written notice of Programmer to Licensee, provided, that if the failure or breach is susceptible of cure but not within such time period and if Licensee has undertaken and is continuing diligent efforts to cure and an additional delay does not materially adversely affect Programmer, then, in that event, the cure period shall be extended at Licensee’s request for up to thirty (30) additional calendar days as long as Licensee continues to diligently pursue such cure during that additional 30-day period.
     16. Remedies.
          (a) Termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. In the event of a breach or default by a party under this Agreement, the Put and Call Agreement, the Security Agreement or the Pledge Agreement, the other party shall be entitled to all remedies at law or in equity. Without limiting the foregoing, the parties agree that the remedies available shall include a claim for all damages incurred by a party, including but not limited to foreseeable consequential and special damages that are contemplated by the parties, including but not limited to loss of profits from the operations or a future sale of the Station.
          (b) If this Agreement is terminated for any reason other than at closing under the Put and Call Agreement, the parties agree to cooperate with one another and to take commercially reasonable actions to return the parties to the status quo ante, including without limitation the assignment to Licensee of all then-existing Assumed Contracts that were assigned to and assumed by Programmer on the LMA Effective Date pursuant to this Agreement, together with any other contracts and agreements of the Station that Programmer elects to assign and Licensee elects to assume.
     17. Indemnification.
          (a) Programmer shall indemnify and hold Licensee, its officers, directors, shareholders, members, partners, affiliates and employees, harmless against any and all loss, liability, cost and expense (including reasonable attorneys’ fees) arising from (i) the broadcast of the Programs on the Station, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law, (ii) any breach or default by Programmer under this Agreement, or (iii) any activities of Programmer or its agents, guests or representatives at the Station’s studio, office, transmitter or other facilities.
          (b) Licensee shall indemnify and hold Programmer, its officers, directors, shareholders, members, partners, affiliates and employees, harmless against any and all loss, liability, cost and expense (including reasonable attorneys’ fees) arising from (i) the broadcast of the Licensee Programming on the Station, including without limitation all liability for indecency, libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law, or (ii) any breach or default by Licensee under this Agreement.
          (c) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 17(f).
          (d) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (e) Anything herein to the contrary notwithstanding:
               (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
               (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and
               (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
          (f) The obligations under this Section shall survive any termination of this Agreement. Any Claim seeking indemnification for a breach of a representation or warranty under this Agreement must be given within eighteen (18) months of the date of expiration or termination of this Agreement, upon which all such representations and warranties shall expire. Notwithstanding the foregoing or anything else herein to the contrary, a party’s right to indemnification under this Agreement is without duplication of any recovery under the Put and

Call Agreement, and with the exception of claims based upon a party’s fraud or willful misconduct, (i) an indemnifying party shall have no liability to an indemnified party for a breach of a representation or warranty under this Agreement until, and only to the extent that, the indemnified party’s aggregate Damages exceed $25,000 in any calendar year and (ii) the maximum liability of an indemnifying party for a breach of a representation or warranty under this Agreement shall be an amount equal to 20% of the fees paid by Programmer under Sections 1 and 2 of Schedule A to this Agreement.
     18. Insurance.
          (a) Schedule E hereto sets forth a list of all insurance policies carried for the benefit of the Station as of the date hereof, specifying the insurer, the amount of and nature of coverage and the deductible amount (if any). As of the date hereof, the coverage under each such policy of insurance is in full force and effect, all premiums due and payable thereon have been paid, all obligations of Licensee thereunder have been performed, and no notice of cancellation or non renewal with respect to any such policy has been received by Licensee. Throughout the Term of this Agreement, Licensee shall maintain general liability, property and umbrella insurance policies for the Station Assets and Station operation consistent with the practice of Licensee and its Affiliates at the other broadcast stations under their control, but in any event no less than $1,000,000 for general liability, $25,000,000 for umbrella coverage and property coverage no less than the fair market value of the property (but Licensee has no obligation to carry business interruption insurance). Additionally, Licensee shall maintain workers compensation coverage for the employees required to fulfill Licensee’s main studio staffing obligations under FCC rules and policies.
          (b) Throughout the Term of this Agreement, Programmer shall maintain the following levels of insurance in connection with its operations pursuant to this Agreement:

(i) General Liability	$1,000,000;
(ii) Property	$500,000;
(iii) Media Liability	$10,000,000;	and
(iv) Umbrella Coverage	$25,000,000.
          Additionally, Programmer shall maintain workers compensation coverage on all employees performing services at the Station’s studio or transmitter sites.
     19. Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Licensee may collaterally assign any or all of its rights under this Agreement to any of its lenders, but no such collateral assignment shall relieve Licensee of any of its obligations hereunder. If requested by Licensee’s lenders, then Programmer shall promptly execute and deliver a separate consent to such collateral assignment. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.
     20. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal, or unenforceable under any applicable law, then so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
     21. Miscellaneous.
          (a) This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.
          (b) Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Licensee:	c/o Emmis Communications Corporation One Emmis Plaza 40 Monument Circle, Suite 700 Indianapolis, Indiana 46204 Attn: President and CEO Facsimile: (317) 684-5583

with copies (which shall not constitute notice) to:	Emmis Communications Corporation One Emmis Plaza 40 Monument Circle, Suite 700 Indianapolis, Indiana 46204 Attn: Legal Department Facsimile: (317) 684-5583

Wiley Rein LLP 1776 K Street, N.W. Washington, D.C. 20006 Attn: Doc Bodensteiner, Esq. Jessica Rosenthal, Esq. Facsimile: (202) 719-7049

if to Programmer:	Grupo Radio Centro S.A.B. de C.V. Av. Constituyentes No. 1154

Piso Col. Lomas Altas 11950 Mexico D.F. 5728 Attn: Carlos Aguirre Facsimile: 011-52-55-5259-1742

with a copy (which shall not constitute notice) to:	Leibowitz & Associates, P.A. 4400 Biscayne Boulevard, Suite 880 Miami, Florida 33137 Attn: Matthew Leibowitz, Esq. Facsimile: (305) 530-9417

if to Guarantor:	Grupo Radio Centro S.A.B. de C.V. Av. Constituyentes No. 1154 Piso Col. Lomas Altas 11950 Mexico D.F. 5728 Attn: Carlos Aguirre Facsimile: 011-52-55-5259-1742
          (c) No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.
          (d) This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership, agency relationship, or joint venture between the parties. Neither party shall be authorized to act as an agent of or otherwise to represent the other party.
          (e) The construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the choice of law provisions thereof. Venue for any action to enforce a party’s rights hereunder shall be in the appropriate state or federal court located in Los Angeles, California.
          (f) This Agreement (including the Exhibits and Schedules hereto), together with the Put and Call Agreement, Pledge Agreement and Security Agreement of even date herewith between Programmer and Licensee, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.
     22. FCC Compliance.
          (a) The obligations of the parties under this Agreement are subject to the rules, regulations and policies of the FCC and all other applicable laws. Licensee may file a copy of this Agreement with the FCC and place a copy of this Agreement in the Station’s public inspection file.
          (b) Licensee certifies that it maintains ultimate control over the Station’s facilities including, specifically, control over the Station’s finances, personnel and programming. Programmer certifies that this Agreement complies with the provisions of 47 C.F.R. Sections 73.3555(a) and (c).
          (c) In accordance with Paragraphs 49 and 50 of United States Federal Communications Commission Report and Order No. FCC 07-217, Programmer shall not discriminate in any contract for advertising on the Station on the basis of race or gender, and all such contracts shall be evaluated, negotiated and completed without regard to race or gender. Programmer shall include a clause to such effect in all contracts for advertising on the Station, and if requested shall provide written confirmation of compliance with such requirement.
     23. Force Majeure. Notwithstanding anything herein to the contrary, the failure of any party to perform its non-monetary obligations hereunder due to acts of God, weather, strikes or any other reason outside its reasonable control shall not constitute a breach hereof.
     24. Repair and Maintenance.
          (a) As of the date hereof, the Station has three transmitting facilities, being the main facility on Mount Wilson, an auxiliary facility on Mount Wilson and an auxiliary facility on Flint Peak. From time to time the Station may need to reduce power or cease transmitting from a transmitting facility for maintenance and repair. Licensee shall use commercially reasonable efforts to schedule any routine maintenance or repairs to the Station’s transmitting facilities such that the Station is continuously operating from one of its transmitting facilities at all times within the Station’s licensed parameters.
          (b) Licensee shall use commercially reasonable efforts to coordinate with Programmer with respect to scheduling routine maintenance to the Station’s main transmitting facilities in a manner to minimize disruption of programming and advertising.
          (c) To the extent reasonably possible, Licensee shall schedule maintenance and repairs requiring material power reduction or material interruption of service from the Station’s main transmitting facilities on weekends or during the hours of 12:00 a.m. to 6:00 a.m.
          (d) Reduction in Station power or interruption of Station transmissions pursuant to this Section 24 shall not be deemed a breach of Licensee’s obligations under this Agreement.
     25. Legal Opinion. On or before the date of this Agreement, Licensee shall supply Programmer with an opinion of counsel in form and substance reasonably acceptable to

Programmer to the effect that the transactions contemplated herein and in the Put and Call Agreement are consistent with and do not violate the provisions of the Credit Agreement.
     26. Guaranty. Guarantor, including its successors and assigns, absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all obligations of Programmer under this Agreement. Guarantor agrees that its obligations hereunder are not conditioned or contingent upon pursuit of any remedies against Programmer, and they are not limited or affected by any circumstance that might otherwise limit or affect the obligations of a surety or guarantor, all of which are hereby waived by Guarantor to the fullest extent permitted by law; provided, however, that Guarantor shall have each and every defense available to Programmer (if any) with respect to payment and performance of Programmer’s obligations under this Agreement. Guarantor further agrees that the obligations of Programmer hereunder may be extended, amended, modified or renewed, in whole or in part, without notice to or further assent from Guarantor, and that Guarantor will remain bound upon its guarantee notwithstanding any extension, amendment, modification or renewal of any such obligation by Programmer. Guarantor acknowledges that (i) Programmer is a wholly-owned subsidiary of Guarantor as of the date of this Agreement, (ii) Guarantor is benefiting from the transactions contemplated hereby, (iii) Licensee is relying on this guaranty from Guarantor in connection with entering into this Agreement, and (iv) a sale or transfer of any membership interest in Programmer by Guarantor shall not relieve Guarantor of its obligations hereunder. Guarantor waives all notices with respect to Programmer’s obligations under this Agreement, including presentment to Programmer of any of its obligations hereunder. Guarantor is a corporation validly existing and in good standing under the laws of the Republic of Mexico. Guarantor has all requisite corporate power and authority to enter into this Agreement with respect to this Section 26 and to carry out its obligations under this Section 26. Section 26 of this Agreement constitutes the legal, valid, and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws in effect from time to time affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary action of Guarantor, including any required proceedings of its shareholders, officers and directors, and does not require any further authorization or consent of Guarantor. The execution, delivery and performance of its obligations under Section 26 of this Agreement by Guarantor does not (i) conflict with or violate any provision of the articles of incorporation or bylaws or other organizational documents of Guarantor, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any material contract or instrument or any debt or obligations to which Guarantor is a party or subject, or (iii) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Guarantor is subject or bound.

     27. Security. Licensee and Programmer are parties to a certain Security Agreement and a certain Pledge Agreement, both of even date herewith. Licensee and Programmer shall comply with the terms thereof.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO LOCAL PROGRAMMING AND MARKETING AGREEMENT
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

PROGRAMMER:	GRUPO RADIO CENTRO LA, LLC

By:

Name:
Title:

GUARANTOR:	GRUPO RADIO CENTRO S.A.B de C.V.

By:

Name:
Title:

LICENSEE:	KMVN, LLC

	By:	Emmis Operating Company, its Manager

By:

		Name:	J. Scott Enright
		Title:	Executive Vice President and General Counsel

KMVN License, LLC

	By:	KMVN, LLC, its Manager
	By:	Emmis Operating Company, its Manager

By:

		Name:	J. Scott Enright
		Title:	Executive Vice President and General Counsel